Exhibit 99.1

NEWS RELEASE

Alliance Imaging, Inc.

R. Brian Hanson

Executive Vice President

Chief Financial Officer

(714) 688-7100

www.allianceimaging.com

ALLIANCE IMAGING

COMMENCES PROPOSED PRIVATE OFFERING

ANAHEIM, CA—December 8, 2004—Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of outsourced diagnostic imaging services, announced today that it is commencing a private offering, subject to market and other conditions, of senior subordinated notes.

Alliance Imaging will use the net proceeds of the offering, together with proceeds from new term loans pursuant to a proposed refinancing of the Tranche C term loans under its credit agreement, to fund (i) the purchase by Alliance Imaging of all of its outstanding 10 3/8% Senior Subordinated Notes due 2011 pursuant to a tender offer and consent solicitation commenced on November 30, 2004, (ii) the consummation of the credit agreement refinancing, and (iii) the payment of the fees and expenses related to the issuance of the new notes, the incurrence of the new term loans, the credit agreement refinancing, and the tender offer and consent solicitation.  Alliance Imaging anticipates that it will seek to issue up to $150.0 million in aggregate principal amount of senior subordinated notes and raise approximately $410.0 million of new term loans.  However, the actual amount of senior subordinated notes issued and new term loans raised may vary based on market conditions.

The new notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the new notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that the proposed offering, credit agreement refinancing or tender offer and consent solicitation may not be completed on the terms anticipated or at all.  These risks and uncertainties could cause actual results or developments to differ from those contained in the forward-looking statements.